Exhibit 99.3

KFX NEARS COMPLETION OF FORT UNION PLANT; ANNOUNCES TEST BURN AND COAL SUPPLY AGREEMENTS

K-Fuel™ Production Expected to Begin Before Year-end

DENVER, September 28, 2005 -- KFx Inc. (Amex: KFX) announced today that it has entered into agreements with subsidiaries of Black Hills Corporation (NYSE: BKH) for a K-Fuel™ test burn program, and for the supplemental supply of coal to the Company’s 750,000 ton per year (TPY) plant at the Fort Union mine in Gillette, Wyoming.  The agreements come as the plant nears completion and prepares to begin production, which is expected before the end of 2005.

Our agreement is to conduct a K-Fuel™ test burn program with Black Hills Power & Light Co., scheduled to begin later this year and continue into early 2006 at the Neil Simpson I Power Plant in Gillette, WY. The test program is expected to consist of three phases consisting of handling and monitoring.

Separately, KFx has entered into a 16-month coal supply agreement for the Fort Union facility with Wyodak Resources Development Corp., also a subsidiary of Black Hills Corporation.  Under the terms of the agreement, Wyodak’s Gillette, WY, mine will supply up to 35,000 tons per month of low-rank PRB coal based on a price index adjusted for BTUs to supplement the KFx mine production.

“Our first K-Fuel™ plant is nearing completion, and these agreements with the Black Hills companies are important for the commercialization of our product,” commented Ted Venners, Chairman and Chief Technology Officer.  "We have been hard at work putting the finishing touches on the facility, with the cold-commissioning team ready to start work in the next few days.  We have accomplished a lot in a relatively short period of time, and look forward to beginning to produce K-Fuel™ this year.”

About KFx Inc.

KFx provides solutions to help coal-burning facilities economically increase energy production while meeting emissions standards. The Company's mission is to deploy its patented K-Fuel™ process to transform abundant U.S. and worldwide reserves of cheaper sub-bituminous coal and lignite into clean, affordable, efficient energy supplies.

Please visit www.kfx.com for more information.

Forward Looking Statements

Statements in this news release that relate to future plans or projected results of KFx or the Company are 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the 'safe harbor' provisions of the PSLRA. The Company's actual results may vary materially from those described in any 'forward-looking statement' due to, among other possible reasons, the realization of any one or more of the risk factors described in the Company's Annual Report on Form 10-K, or in any of its other filings with the Securities and Exchange Commission, all of which filings any reader of this news release is encouraged to study. Readers of this news release are cautioned not to put undue reliance on forward-looking statements.

Contact:
KFx Inc., Denver, CO
Analyst Contact:
Andreas Vietor, Director of Investor Relations
303-293-2992
or
Brainerd Communicators, Inc., New York, NY
Media Contact:
Michele Clarke/Jill Gumberg
212-986-6667

Website: http://www.kfx.com

# # #